                                                               EXHIBIT 5.1

[SWIDLER & BERLIN LETTERHEAD]

                               January 23, 1997

The Board of Directors
Telegroup, Inc.
2098 Nutmeg Avenue
Fairfield, Iowa 52556

  Re: Registration Statement on Form S-4

Gentlemen:

  We have acted as counsel to Telegroup, Inc., an Iowa corporation (the "Company"), with respect to the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $97,000,000 aggregate amount outstanding at maturity of 10 1/2% Senior Discount Notes due 2004 (the "Notes"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

  As counsel to the Company, we have examined the Company's Articles of Incorporation, as amended (the "Articles"), and such Company records, certificates and other documents and relevant statutes, regulations, published rulings and such questions of law as we considered necessary or appropriate for the purpose of this opinion.

  In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have relied upon the representations and statements of officers and other representatives of the Company with respect to the factual determinations underlying the legal conclusions set forth herein. We have not attempted to verify independently such representations and statements.

  This opinion letter is based as to matters of law arising solely under the laws of the State of New York as currently in effect, and we express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

  Based upon, subject to and limited by the foregoing and the other qualifications herein, we are of the opinion that, when the Registration Statement has become effective under the Securities Act, and upon issuance and delivery of such Notes as contemplated by the Registration Statement, such Notes will be binding obligations of the Company.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules promulgated thereunder.

  This opinion is rendered solely for your benefit in connection with the transactions described above upon the understanding that we are not hereby assuming any professional responsibility to any other person. Except as provided in the preceding paragraph, this opinion may not be relied upon by any other person and this opinion may not be used, disclosed, quoted, filed with a governmental agency or otherwise referred to without our express prior written consent. The opinions expressed in this letter are limited to the matters expressly set forth herein, and no other opinions should be inferred beyond the matters expressly stated herein.

                                          Very truly yours,

                                          Swidler & Berlin, Chartered